SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            BADGER PAPER MILLS, INC.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)

                        ---------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                            BADGER PAPER MILLS, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 13, 2003




To the Shareholders of Badger Paper Mills, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Badger Paper Mills, Inc. will be held on Tuesday, May 13, 2003, at 10:00 a.m., local time, at the Best Western Riverfront Inn, 1821 Riverside Avenue, Marinette, Wisconsin, for the following purposes:

1. To elect three directors to hold office until the 2006 annual meeting of shareholders and until their successors are duly elected and qualified.

2. To consider and act on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The close of business on March 21, 2003, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.



                                       By Order of the Board of Directors
                                       BADGER PAPER MILLS, INC.

                                       /s/ William H. Peters

                                       William H. Peters
                                       Secretary

Peshtigo, Wisconsin
April 11, 2003



YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

                            BADGER PAPER MILLS, INC.
                              200 West Front Street
                         Peshtigo, Wisconsin 54157-0149



                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 13, 2003



     This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Badger Paper Mills, Inc. (the "Company") beginning on or about April 11, 2003, in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Tuesday, May 13, 2003, at 10:00 a.m., local time, at the Best Western Riverfront Inn, 1821 Riverside Avenue, Marinette, Wisconsin, and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

     Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is first exercised by giving notice thereof to the Company in writing at or before the Annual Meeting.

     A proxy, in the enclosed form, when properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted: (i) "FOR" the three persons nominated by the Board for election as directors as referred to herein and (ii) on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

     Only holders of record of the Company's common stock, no par value (the "Common Stock"), as of the close of business on March 21, 2003 (the "Record Date"), are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 2,030,185 shares of Common Stock, each of which is entitled to one vote per share.

                              ELECTION OF DIRECTORS

     The Company's Board currently consists of seven members. The Company's By-Laws provide that the directors shall be divided into three classes, designated as Class I, II and III, respectively, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect three directors to Class I to hold office until the 2006 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, shares represented by the proxies received will be voted in favor of the election as directors of the three persons named as nominees herein. The Board has no reason to believe that any of the listed nominees of the Board will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors. Inspectors of election appointed by the Board will tabulate votes.

     The following paragraphs set forth certain information, as of the Record Date, about the Board's nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.


                   Nominees for Election at the Annual Meeting

                Class I, Term Expiring at the 2006 Annual Meeting

     L. Harvey Buek, 61, has served as a director of the Company since May 1998. Mr. Buek is a consultant based in Everett, Washington, and served as the Company's Interim President from March through July 1998. From January 1997 until March 1998, Mr. Buek was a self-employed consultant in Everett, Washington. From 1994 until December 1996, Mr. Buek was a consultant for Harris Group, Inc., an international engineering firm in Seattle, Washington. For 29 years prior to joining Harris Group, Inc., Mr. Buek was employed by Scott Paper Company in various positions, including service as Vice President-Everett (Washington) Operations from 1991 until his retirement in 1994.

     Robert A. Olah, 53, has served as the Company's President and Chief Executive Officer since July 2001, when he was also appointed to the Board. He was elected Chairman of the Company's Board in December 2001. Since August 1995, Mr. Olah has held numerous senior level executive positions with Crown Vantage, Inc., culminating with the role of President from September 1999 until July 2001. Prior to 1995, Mr. Olah held several managerial positions with James River Corporation, including Vice President and General Manager of the Packaging Group.

     William A. Raaths, 56, has served as a director of the Company since November 2000. Mr. Raaths was appointed Chief Executive Officer of Great Northern Corporation, a packaging manufacturer located in Appleton, Wisconsin, in September 2002.

From 1999 to 2002, Mr. Raaths served as President and Chief Executive Officer of Anchor Appetizer Group/McCain in Appleton, Wisconsin. His past paper industry experience includes service as President of Georgia Pacific Tissue, Executive Vice President-Chesapeake and President-Wisconsin Tissue Mills, Inc. from 1994 until 1999.

     THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL OF THE NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL OF THE FOREGOING NOMINEES.


                         Directors Continuing in Office

               Class II, Term Expiring at the 2004 Annual Meeting

     Harold J. Bergman, 67, has served as a director of the Company since October 2000. Mr. Bergman was President of Riverside Paper Corporation in Appleton, Wisconsin from 1989 until his retirement in 1999. His extensive paper industry experience includes senior level positions with Little Rapids Corporation and the Sorg Division of Mosinee Paper Corporation from 1979 through 1988. Mr. Bergman currently serves as a director of Outlook Group Corp., a printing, packaging and direct marketing company located in Neenah, Wisconsin.

     John T. Paprocki, 51, has served as a director of the Company since March 2001. In October 2002, Mr. Paprocki was appointed Executive Vice President and Chief Financial Officer of Analysts International, Inc., a publicly traded information technology staffing and solutions company headquartered in Minneapolis, Minnesota. Since January 2001, Mr. Paprocki has served as principal consultant for Paprocki & Associates, an independent turnaround management consulting firm headquartered in Wausau, Wisconsin. He was Chief Operating Officer at Marquip, Inc. in Phillips, Wisconsin, from November 1999 until January 2001. From 1994 to June 1996, he was Vice President and Chief Financial Officer of Medalist Industries, Inc. in Milwaukee, Wisconsin.

               Class III, Term Expiring at the 2005 Annual Meeting

     Mark D. Burish, 49, has served as a director of the Company since May 1997. Since 1984, Mr. Burish has been President of the Madison, Wisconsin law firm of Hurley, Burish & Milliken, S. C., the Company's outside general counsel.

     James L. Kemerling, 63, has served as a director of the Company since March 1997. Since July 1999, Mr. Kemerling has served as President and Chief Executive Officer of Riiser Oil Company, Inc., a fuel oil and gasoline retailer in Wausau, Wisconsin. Prior to his employment with Riiser Oil Company, Inc., Mr. Kemerling was a self-employed consultant. He also serves as a director of WPS Resources Corporation, a public utility holding company based in Green Bay, Wisconsin.

                               BOARD OF DIRECTORS


Committee Meetings and Attendance

     The Board has standing Audit and Compensation Committees.

     The Audit Committee, which held two meetings in 2002, is responsible for reviewing (i) the scope of annual audit activities; (ii) professional services performed by auditors approved by the Board and (iii) the independence of such auditors. The Committee also reviews the Company's annual financial statements and such other matters with respect to the Company's accounting, auditing and financial reporting practices and procedures as the Committee may find appropriate or as have been brought to its attention. James L. Kemerling (Chairman), Harold J. Bergman, L. Harvey Buek, Mark D. Burish, John T. Paprocki and William A. Raaths are the members of the Audit Committee.

     The Compensation Committee, which held one meeting in 2002, reviews executive compensation policies and also recommends from time to time to the Board compensation of the elected officers of the Company. Mark D. Burish (Chairman), Harold J. Bergman, L. Harvey Buek and William A. Raaths are the members of the Compensation Committee.

     The Board does not have a nominating committee. The Board selects the director nominees to stand for election at the Company's annual meetings of shareholders and to fill vacancies occurring on the Board. The Board will consider nominees recommended by shareholders, but has no established procedures that shareholders must follow to make a recommendation.

     The Board held nine meetings in 2002. During 2002, each director attended at least 75% of the aggregate of the total meetings held by the Board and the total meetings held by all committees on which each such director served.


Director Compensation

     In 2002, each outside director received an annual retainer of $16,000, payable quarterly in shares of Common Stock with a fair market value of $2,000 plus $2,000 cash.

                      STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by: (i) each director and nominee; (ii) the executive officers named in the Summary Compensation Table set forth below; (iii) all of the directors, nominees and executive officers named in the Summary Compensation Table as a group and (iv) each person or other entity known by the Company to own beneficially more than 5% of the class of Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned.

                                                  Shares of         Percent of
                                                 Common Stock      Common Stock
                                                 Beneficially      Beneficially
Name of Beneficial Owner                            Owned             Owned
------------------------                         ------------      ------------

Michael J. Bekes, Former Vice
President of Operations7                               5                *

Harold J. Bergman, Director                        7,019                *

L. Harvey Buek, Director                          16,680(8)             *

Mark D. Burish, Director                         132,136(1)            6.52

James G. Davis, Vice President Sales
 and Marketing                                     2,000(9)             *

James L. Kemerling, Director                      15,558                *

Robert A. Olah, Director, Chairman of the
Board, President and Chief Executive Officer       1,732(11)            *

John T. Paprocki, Director                         5,412                *

William H. Peters, Vice President, Chief
Financial Officer, Secretary and Treasurer         3,000(10)            *

William A. Raaths, Director                        7,119                *

All directors, nominees and executive
officers as a group (10 persons)                 190,661(2,6)          9.39

Edwin A. Meyer, Jr.                              289,558(3)           14.26

James D. Azzar                                   276,864(4)           13.64

Donna M. Burish                                  112,598(5)            5.55

____________________________
*Denotes less than 1%.

(1) Includes 101,048 shares held by the Survivor's Trust, effective December 8, 1999 (the "Trust"), for which Mr. Burish is sole trustee, and 1,400 shares owned by Mr. Burish's spouse and minor children as to which Mr. Burish shares voting and dispositive power but disclaims beneficial ownership.

(2) In the aggregate, directors and executive officers have sole voting and dispositive power with respect to 86,843 shares; in the aggregate, directors and executive officers have shared voting and dispositive power with respect to 1,350 shares; and in the aggregate, directors and executive officers have sole voting and shared dispositive power with respect to 101,048 shares.

(3) The beneficial ownership shown is the best information available to the Company as of the date of this proxy statement. Includes 251,564 shares held by the Edwin A. Meyer, Jr. and Gloria L. Meyer Revocable Living Trust, for which Mr. Meyer is co-trustee, and 37,994 shares as to which Mr. Meyer has voting rights but disclaims beneficial ownership. Mr. Meyer's address is 7255 Cortland Circle, Egg Harbor, Wisconsin 54209.

(4) According to report of beneficial ownership on an amended Schedule 13D dated February 18, 1998, James D. Azzar, Bomarko, Inc. ("Bomarko") and Extrusions Division, Inc. ("EDI") (collectively referred to as the "Azzar Group") constitute a "group" with respect to the acquisition of Common Stock. Of the reported shares, 276,664 are owned by Bomarko, and 200 are owned by EDI. Mr. Azzar is deemed to beneficially own all of such shares in his capacity as chairman of the board, chief executive officer and director of, and investor in, Bomarko, and president, sole director and sole shareholder of EDI. Mr. Azzar's address is 208 Pioneer Club Road, East Grand Rapids, Michigan 49506. The address of Bomarko's principal office is North Oak Road, P. O. Box K, Plymouth, Indiana 46563. The address of EDI's principal office is 208 Pioneer Club Road, East Grand Rapids, Michigan 49506.

(5) The beneficial ownership shown is the best information available to the Company as of the date of this proxy statement. Includes 101,048 shares held by the Trust for which Mrs. Burish is the sole beneficiary with complete withdrawal rights. Mrs. Burish's address is 352 Brown Avenue South, Peshtigo, Wisconsin 54157. Mrs. Burish is Mark D. Burish's mother.

(6) Includes shares of Common Stock that may be purchased under currently exercisable stock options as follows: Mr. Buek, 5,000 shares; Mr. Davis, 2,000 shares; Mr. Peters, 2,000 shares.

(7) Mr. Bekes terminated his employment with the Company effective November 1, 2002.

(8) Includes 5,000 shares of Common Stock that may be purchased under a currently exercisable stock option.

(9) Represents shares of Common Stock that may be purchased under a currently exercisable stock option.

(10) Includes 2,000 shares of Common Stock that may be purchased under a currently exercisable stock option.

(11) Includes 732 shares of Common Stock held by the Company's Profit Sharing Plan and Trust for Non-Union Employees.


                             EXECUTIVE COMPENSATION


Summary Compensation Information

     The following table sets forth certain information concerning the compensation that the Company paid for its last three fiscal years to its executive officers who earned over $100,000 combined base salary and bonus in 2002. The persons named in the table are sometimes referred to herein as "named executive officers."

                                                  SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                                               Compensation
                                              Annual Compensation                 Awards
                                              -------------------              ------------

                                                                                Securities
Name and                                                                     Underlying Stock          All Other
Principal Position             Year        Salary($)         Bonus($)           Options(#)(1)       Compensation($)(2)
------------------             ----        ---------         --------        ----------------       ------------------
Robert A. Olah(3)              2002         $250,000          $129,673                 -               $ 27,458
President and Chief            2001         $119,391          $131,600       100,000 shares            $ 24,222
Executive Officer
Chairman of the Board

William H. Peters(4)           2002         $131,000         $  20,000                 -               $ 14,735
Vice President                 2001         $ 44,615         $  13,095          2,000 shares           $    144
Chief Financial Officer
Secretary and Treasurer

Michael J. Bekes(5)            2002         $126,885                 -                                 $125,073
Former Vice President of       2001         $147,000                 -                                 $ 26,351
Operations                     2000         $147,000                 -                                 $ 15,640

James G. Davis(6)              2002         $105,300         $  10,000          2,000 shares           $ 12,172
Vice President
Sales and Marketing

----------------------------

(1) Consists of stock options awarded under the Badger Paper Mills, Inc. 1998 Stock Option Plan.

(2) Consists of (a) payments made by the Company to Mr. Olah under the Company's Profit Sharing Plan and Trust for Non-Union Employees in the amount of $15,755 in 2002 and $15,576 in 2001; (b) life insurance premiums paid by the Company for Mr. Olah in the amount of $2,088 in 2002 and $473 in 2001; (c) vacation paid in lieu of time off to Mr. Olah in the amount of $9,615 in 2002 and $8,173 in 2001; (d) payments made by the Company to Mr. Peters under the Company's Profit Sharing Plan and Trust for Non-Union Employees in the amount of $11,109 in 2002; (e) life insurance premiums paid by the Company for Mr. Peters in the amount of $1,088 in 2002 and $144 in 2001; (f) vacation paid in lieu of time off to Mr. Peters in the amount of $2,538 in 2002; (g) severance payments made by the Company to Mr. Bekes in 2002 in the amount of $114,600; (h) payments made by the Company to Mr. Bekes under the Company's Profit Sharing Plan and Trust for Non-Union Employees in the amount of $14,173 in 2001 and $5,654 in 2000; (i) life insurance premiums paid by the Company for Mr. Bekes in the amount of $1,055 in 2002, $870 in 2001 and $822 in 2000; (j) vacation paid in lieu of time off to Mr. Bekes in the amount of $9,418 in 2002, $11,308 in 2001 and $9,164 in 2001; (k) payment made by the Company to Mr. Davis under the Company's Profit Sharing Plan and Trust for Non-Union Employees in the amount of $7,704 in 2002; (l) life insurance premiums paid by the Company for Mr. Davis in the amount of $688 in 2002; and (m) vacation paid in lieu of time off to Mr. Davis in the amount of $3,780 in 2002.

(3) Mr. Olah joined the Company as President and Chief Executive Officer in July 2001. He was elected Chairman of the Board in December 2001.

(4) Mr. Peters joined the Company as Vice President and Chief Financial Officer in August 2001. He was elected Secretary and Treasurer in May 2002.

(5) Mr. Bekes terminated his employment with the Company effective November 1, 2002.

(6) Mr. Davis joined the Company as Vice President - Sales and Marketing in April 2002.

Stock Options

     The following table provides details regarding stock options granted to the named executive officers during fiscal year 2002 under the Badger Paper Mills, Inc. 1998 Stock Option Plan.

                                                                             Potential Realizable
                                 % of Total                                    Value at Assumed
                   Number of       Options                                   Annual Rates of Stock
                  Securities     Granted to                                   Price Appreciation
                  Underlying      Employees     Exercise or                  ---------------------
                    Options          in         Base Price     Expiration
     Name         Granted (#)    Fiscal Year     ($/share)        Date         5% ($)    10% ($)
     ----         -----------    -----------    -----------    ----------      ------    -------
James G. Davis      2,000           100%          $8.68         4/1/2009       $7,067    $16,470


     There were no stock option exercises by the named executive officers during fiscal year 2002. The following table sets forth the number of exercisable and unexercisable options held by the named executive officers at the end of 2002.

                                             Number of Shares Underlying
         Name                                  Options at End of 2002
         ----                               -----------------------------
                                            Exercisable     Unexercisable
                                            -----------     -------------

         Michael J. Bekes                     10,000                 -
         James G. Davis                        2,000                 -
         Robert A. Olah(1)                         -           100,000
         William H. Peters                     2,000                 -

____________________________________

(1) 50 percent of the options vest and become exercisable on July 1, 2004, and the remaining 50% percent vest and become exercisable on July 1, 2006.

Agreements with the Named Executive Officers

     The Company has an Employment Agreement with Robert A. Olah, the Company's Chairman of the Board, President and Chief Executive Officer, providing Mr. Olah with an annual base salary of $250,000, an annual bonus based on the Company's Pretax Income (as defined in the Employment Agreement) (three percent of the first $1.0 million of Pretax Income; five percent of the next $2.0 million of Pretax Income; and six percent of any Pretax Income above that level) and customary fringe benefits. The term of this Employment Agreement extends to June 30, 2004, but will automatically extend for an additional two-year term unless either party gives written notice of non-renewal at least six months prior to the natural expiration of the initial term. Mr. Olah's Employment Agreement entitles him to severance benefits equal to one year's base salary if his employment is terminated (i) without cause or (ii) in the event of a change in control. The Employment Agreement contains additional provisions dealing with Mr. Olah's compensation in the event he remains as an employee of the

Company following a change in control. As part of this Employment Agreement, Mr. Olah has agreed not to solicit certain Company customers after his termination of employment with the Company for any reason for a period equal to his length of service as an employee of the Company (but not to exceed two years in any event).

     Pursuant to agreements with the Company, Mr. Bekes received $114,600 in severance payments from the Company during fiscal year 2002. In exchange for such severance payments, Mr. Bekes agreed that, until November 6, 2004, he will not disclose any of the Company's confidential information without the prior written consent of an officer of the Company, and that he will give up any and all claims that he has or may have against the Company under all applicable laws.


Certain Relationships and Transactions

     Mark D. Burish, a director of the Company, is a partner at Hurley, Burish & Milliken, S.C., a law firm that the Company engaged in fiscal year 2002 to provide general corporate legal services.


     William A. Raaths, a director of the Company, is the Chief Executive Officer of Great Northern Corporation, from which the Company purchased packaging materials in 2002.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board's Compensation Committee is responsible for all compensation and benefits provided to the Company's Chief Executive Officer, other executive officers and key employees. The following report explains the rationale underlying fundamental executive compensation decisions affecting the Company's executive officers, including the named executive officers.


Overall Compensation Philosophy

     The Company's program is designed to align compensation with Company performance, business strategy, Company values and management initiatives. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified financial goals and the executive's success in meeting specific performance goals.

     The Company's overall compensation objectives provide a competitive total compensation program designed to: (1) attract and retain qualified executive talent, (2) motivate these executives to achieve the goals inherent in the Company's business strategy and (3) maintain a performance oriented culture that fosters increased shareholder value. As an executive's level of responsibility increases, a greater portion of total compensation is based on performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year.

     The compensation policy is as follows:

     o Base salaries are targeted at a level that allows the Company to attract, retain and motivate executive talent, with the framework for such decisions based on a review of the appropriate labor markets.

     o Incentive plans will be used so that key employees participate based on relevant Company and individual performance.

     o    All compensation programs will be designed to add shareholder value.

     The Chief Executive Officer's compensation is determined pursuant to the terms of his Employment Agreement. Pursuant to his Employment Agreement, Mr. Olah's annual base salary is $250,000. He also receives an annual bonus based on the Company's Pretax Income (as defined in the Agreement) (three percent of the first $1.0 million of Pretax Income; five percent of the next $2.0 million of Pretax Income and six percent of any Pretax Income above that level). For 2002, Mr. Olah received a bonus of $129,673. The Compensation Committee sets the policies for, reviews and approves the recommendations of management with respect to the compensation awarded to other executive officers and key employees.

     The key elements of the Company's executive compensation program consist of base salary, annual bonus and long-term stock incentives. Senior executive compensation packages are increasingly weighted toward programs contingent upon the Company's performance. As a result, actual compensation levels of senior executives in any particular year may vary within the range of compensation levels consistent with the competitive marketplace based on the Company's actual performance. The Committee believes in offering compensation opportunities consistent with those in the Company's industry; however, the most important considerations in determining annual compensation are the Company's performance and individual contributions. A general description of the elements of the Company's compensation package follows:


Base Salary

     Base salaries are determined initially by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace. The Compensation Committee annually reviews each executive officer's base salary. In determining salary adjustments for executive officers, the Committee considers various factors including the individual's performance and contribution, the average compensation level for similar positions and the Company's performance.


Bonus Program

     The Compensation Committee recognizes the importance of aligning executive compensation with the interests of the Company's shareholders. Accordingly, the Company maintains an Executive Management and Officer Incentive Plan. The plan provides the following measures to be used in determining bonuses:

     o    Company performance; and

     o    individual performance.

     The use of Company performance as a measure of bonus determinations ensures that such bonuses are paid only when the Company's performance objectives are achieved. The use of individual performance as a measure for bonus determinations allows for the establishment of goals that each participant can best impact, which include, but are not limited to: profitability, sales growth, operational efficiency, organizational development or new business opportunities.

     The Company's executive officers, other than Mr. Olah, are included in the plan. Target bonuses equal to 30% of the executive's base salary are established for each executive officer by the Compensation Committee at the beginning of the year. The Company retains the final authority to approve individual bonuses.


Long-Term Stock Incentives

     Long-term stock incentives are designed to encourage and create ownership of Company Stock by key executives, thereby promoting a close identity of interests between Company's management and its shareholders. Another objective of long-term stock incentives is to encourage and reward executives for long-term strategic management and the enhancement of shareholder value. The Company currently is able to grant two forms of long-term stock incentives: stock options or restricted stock.

     Stock Options. Options under the Badger Paper Mills, Inc. 1998 Stock Option Plan are granted at the discretion of the Committee, with the size of grants varying based on several factors, including the executive's level of responsibility. Stock options are granted with an exercise price determined by the Committee, provided that the exercise price of incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, as such fair market value is determined by such methods or procedures established by the Board in accordance with the provisions of the Badger Paper Mills, Inc. 1998 Stock Option. Vesting terms vary based on the size of the award. The number of shares covered by grants generally reflects competitive industry practices.

     In April 2002, Mr. Davis received an option to purchase 2,000 shares at an exercise price of $8.68 per share.

     Restricted Stock. The Badger Paper Mills, Inc. 1998 Stock Option also allows for the issuance of restricted stock. Under such Plan, grants are made to officers and other key employees and are subject to such restrictions as the Committee may impose, including any limitation on the right to vote such shares or receive dividends thereon. The Badger Paper Mills, Inc. 1998 Stock Option limits the total number of shares of restricted stock that may be awarded to any individual participant in any fiscal year to 20,000 shares.

Compliance with Internal Revenue Code Section 162(m)

     It is anticipated that all 2002 compensation paid to executives will be fully deductible under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee has determined that a policy with respect to qualifying the compensation paid to executive officers for deductibility is not necessary.



                            BADGER PAPER MILLS, INC.
                               BOARD OF DIRECTORS
                             COMPENSATION COMMITTEE

                            Mark D. Burish, Chairman
                                Harold J. Bergman
                                 L. Harvey Buek
                                William A. Raaths

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of six independent directors. The Audit Committee operates under a written charter that was adopted by the Board on May 19, 2000. The Audit Committee recommends to the Board the selection of the Company's independent auditors.

     The Company's management is responsible for the Company's financial statements and reporting process, including the system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles. The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company's 2002 Annual Report on Form 10-K with the Company's management and independent auditors.

     The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Company's independent auditors have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with the Company's independent auditors their independence.

     During the fiscal year ended December 31, 2002, the Company's independent auditors provided various audit and non-audit services to the Company and billed the Company as follows:

     Audit Fees. Aggregate fees billed by the independent auditors to the Company for professional services rendered in connection with the audit of the Company's annual consolidated financial statements for the fiscal year ended December 31, 2002, and the reviews of the Company's consolidated financial statements included in its quarterly reports on Form 10-Q for the fiscal year ended December 31, 2002 totaled approximately $72,425.

     Financial Information Systems Design and Implementation Fees. The Company's independent auditors did not render any services to the Company related to financial information systems design and implementation during the fiscal year ended December 31, 2002.

     All Other Fees. Aggregate fees billed to the Company by the independent auditors for audit services rendered in connection with the audit of the Company's profit sharing plans during the fiscal year ended December 31, 2002 totaled approximately $10,000. Aggregate fees billed to the Company by the independent auditors for non-audit tax related services rendered during the fiscal year ended December 31, 2002 totaled approximately $8,700.

     The Audit Committee has considered whether the provision by the Company's independent auditors to the Company of the non-audit services referenced above is compatible with maintaining the independent auditors' independence, and determined that the provision of such services by the Company's independent auditors is compatible with maintaining the independent auditors' independence. All hours expended on the independent auditors' engagement to audit the Company's consolidated financial statements for the fiscal year ended December 31, 2002 were expended by the independent auditors' employees.

     The Audit Committee met with the independent auditors, with and without the Company's management present, to discuss the results of their audit, including their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.



                            BADGER PAPER MILLS, INC.
                               BOARD OF DIRECTORS
                                 AUDIT COMMITTEE

                          James L. Kemerling, Chairman
                                Harold J. Bergman
                                 L. Harvey Buek
                                 Mark D. Burish
                                John T. Paprocki
                                William A. Raaths

                             PERFORMANCE INFORMATION

     The following graph compares on a cumulative basis changes during the past five years in (a) the total shareholder return on the Common Stock with (b) the total return on the Standard & Poor's 500 Stock Index (the "Standard & Poor's Index") and (c) the total return on the S&P Paper Products Index (the "Paper Products Index"). Such changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on December 31, 1997 in Common Stock, the Standard & Poor's Index and the Paper Products Index.


                                 [GRAPH OMITTED]




Company / Index          Dec97    Dec98     Dec99     Dec00     Dec01     Dec02
--------------------------------------------------------------------------------

BADGER PAPER MILLS INC    100     103.23     67.74     31.45     54.84     93.41

S&P 500 INDEX             100     128.58    155.63    141.46    124.65     97.10

S&P 500 PAPER PRODUCTS    100     101.14    137.05    123.69    124.75    103.24

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors and executive officers to file reports concerning their ownership of Company equity securities with the Securities and Exchange Commission and the Company. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 2002, all its directors and executive officers complied with the Section 16(a) filing requirements except as follows: Mr. Davis failed to file a Form 5 for one transaction in 2002; Mr. Olah failed to file a Form 5 for one transaction in 2001; Mr. Peters failed to file a Form 5 for one transaction in 2001; Mr. Buek failed to file a Form 5 for one transaction in 1998; and Mr. Bekes failed to file a Form 5 for one transaction in 1998. As appropriate, the Company will take steps to bring the filings up to date.


                                  MISCELLANEOUS


Independent Auditors

     Grant Thornton LLP ("Grant Thornton") served as the Company's independent auditors in 2002. Representatives of Grant Thornton are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.


Shareholder Proposals

     Proposals which shareholders of the Company intend to present at and have included in the Company's proxy statement for the 2004 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, as amended ("Rule 14a-8"), must be received by the Company no later than December 13, 2003. If the Company receives notice of a shareholder proposal that is submitted other than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to raise at the 2004 annual meeting of shareholders but do not intend to have included in the Company's proxy statement for such meeting) after February 26, 2004, the persons named in proxies solicited by the Board for the 2003 annual meeting of shareholders may exercise discretionary voting power with respect to such shareholder proposal.


Delivery of Proxy Material to Households

     Pursuant to, and in accordance with, the rules of the Securities and Exchange Commission, services that deliver the Company's communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders, a single copy of the Company's annual report to shareholders and this proxy statement. Upon oral or written request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. If you are a shareholder residing at a shared address and you would like to request an additional copy of the Company's annual report to shareholders and/or this proxy statement (or to request to receive only one copy of the annual report to shareholders and proxy statement if you are currently receiving multiple copies) then you may notify the Company by calling (715) 582-4551 or sending a written request addressed to Secretary, Badger Paper Mills, Inc. 200 West Front Street, P.O. Box 149, Peshtigo, Wisconsin 54157-0149.


Other Matters

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.


Additional Information

     The Company maintains a website with the address www.badgerpaper.com. Additional information regarding the Company can be found on this website. The Company is not including the information contained in the Company's website as a part of, or incorporating it by reference into, this proxy statement.

     The Company has filed with the Securities and Exchange Commission an Annual Report on Form 10-K for its fiscal year ended December 31, 2002. The Company will provide a copy of its Form 10-K (without exhibits) without charge to each person who is a record or beneficial holder of shares of Common Stock on the Record Date and who submits a written request for it. Requests for copies of the Form 10-K should be addressed to Secretary, Badger Paper Mills, Inc. 200 West Front Street, P.O. Box 149, Peshtigo, Wisconsin 54157-0149.



                                         By Order of the Board
                                         BADGER PAPER MILLS, INC.

                                         /s/ William H. Peters

                                         William H. Peters
                                         Secretary

April 11, 2003

--------------------------------------------------------------------------------
Proxy - BADGER PAPER MILLS, INC.
--------------------------------------------------------------------------------

Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held May 13, 2003

The undersigned shareholder of Badger Paper Mills, Inc. hereby appoints Mark D. Burish and James L. Kemerling, and each of them, as the true and lawful proxies of the undersigned, each with power of substitution, to vote as designated on the reverse side hereof, all shares of Badger Paper Mills, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Badger Paper Mills, Inc., to be held at the Best Western Riverfront Inn, 1821 Riverside Avenue, Marinette, Wisconsin, on Tuesday, May 13, 2003, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the Annual Meeting of Shareholders and acknowledges receipt of Notice of the Annual Meeting and the Proxy Statement.

The Board of Directors favors a vote FOR all of the persons nominated by the Board for election as Directors.

The shares represented by this Proxy will be voted as directed on the reverse side hereof, but where no direction is indicated, the shares will be voted FOR all of the persons nominated by the Board in Item A.


              (Continued and to be signed on reverse side hereof.)

Badger Paper Mills, Inc.                     000000 0000000000 0 0000

                                             000000000.000 ext
                                             000000000.000 ext
                                             000000000.000 ext
                                             000000000.000 ext
                                             000000000.000 ext
MR A SAMPLE                                  000000000.000 ext
DESIGNATION (IF ANY)                         000000000.000 ext
ADD 1
ADD 2                                        Holder Account Number
ADD 3
ADD 4                                        C 1234567890 J N T
ADD 5
ADD 6


                                             [ ]  Mark this box with an "X" if
                                                  you have made changes to your
                                                  name or address details above.


--------------------------------------------------------------------------------
Annual Meeting Proxy Card
--------------------------------------------------------------------------------

INDICATE YOUR VOTE BY MARKING AN "X" IN THE APPROPRIATE BOX USING DARK INK ONLY.
                                                            -------------------

A.   Election of Directors

                                        For    Withhold

     01 - L. Harvey Buek                [ ]       [ ]
     02 - Robert A. Olah                [ ]       [ ]
     03 - William A. Raaths             [ ]       [ ]



B. In the discretion of the proxies upon all such other business as may properly come before the meeting.








C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

IMPORTANT: Please sign your name exactly as it appears on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1 -                  Signature 2 -
Please keep signature          Please keep signature
within the box                 within the box                 Date (dd/mm/yyyy)

[                    ]         [                    ]         [    /    /     ]